Exhibit 99.1

For Immediate Release: December 22, 2009

For More Information, Contact:
Thomas C. Leonard, Senior Vice President & Chief Financial Officer
Phone: 603-913-2300
Fax: 603-913-2305

Pennichuck Corporation Announces the Successful
Completion of its Common Stock Offering

MERRIMACK, NH (December 22, 2009) -- Pennichuck Corporation (NASDAQ: PNNW) today announced that, in connection with its recent common stock offering, the underwriter has partially exercised its over-allotment option, electing to purchase an additional 37,000 shares of common stock from Pennichuck Corporation. This increases the total number of shares sold pursuant to the common stock offering to 387,000 at a price to the public of $21.00 per share.  The Company intends to use the proceeds of the public offering to repay outstanding indebtedness and for general corporate purposes.  The remaining portion of the underwriter’s over-allotment option, exercisable until January 9, 2010, entitles the underwriter to purchase up to 15,500 additional shares of Pennichuck Corporation common stock, at the same price per share as the public offering price.

Janney Montgomery Scott LLC served as the sole underwriter for the offering. The offering was made only by means of a prospectus supplement and prospectus. A copy of the prospectus supplement and the prospectus related to the offering can be obtained by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department or prospectus@janney.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. A registration statement relating to the shares covered by the prospectus supplement has previously been filed with, and declared effective by, the Securities and Exchange Commission.

Pennichuck Corporation is a holding company involved principally in the supply and distribution of potable water in New Hampshire through its three regulated water utilities. Its non-regulated, water-related activities include operations and maintenance contracts with municipalities and private entities in New Hampshire and Massachusetts. The Company’s real estate operations are involved in the ownership, management and commercialization of real estate in southern New Hampshire.  Pennichuck Corporation’s common stock trades on the Nasdaq Global Market under the symbol “PNNW.” The Company’s website is at www.pennichuck.com.